Exhibit 99.1

News

KeyCorp
127 Public Square
Cleveland, OH 44114

CONTACTS:	ANALYSTS	MEDIA
	Vernon L. Patterson	William C. Murschel
	216.689.0520	216.471.2885
	Vernon_Patterson@KeyBank.com	William_C_Murschel@KeyBank.com

Christopher F. Sikora
216.689.3133
Chris_F_Sikora@KeyBank.com

INVESTOR	KEY MEDIA
RELATIONS: www.key.com/ir	NEWSROOM: www.key.com/newsroom

FOR IMMEDIATE RELEASE
KEYCORP REPORTS
FOURTH QUARTER NET INCOME OF $292 MILLION
2010 NET INCOME OF $413 MILLION
•	Net income from continuing operations of $292 million, or $.33 per common share, for the fourth quarter of 2010

•	Full year net income from continuing operations of $413 million, or $.47 per common share

•	Net interest margin at 3.31% for the fourth quarter of 2010

•	Nonperforming loans down $304 million to 2.13% of period-end loans

•	Nonperforming assets down $463 million

•	Loan loss reserve at 3.20% of total period-end loans

•	Reserve coverage ratio of nonperforming loans increased to 150% at December 31, 2010

•	Net charge-offs declined to $256 million, or 2.00% of average loan balances, for the fourth quarter of 2010

•	Tier 1 common equity and Tier 1 risk-based capital ratios estimated at 9.31% and 15.10%, respectively, at December 31, 2010
     CLEVELAND, January 25, 2011 — KeyCorp (NYSE: KEY) today announced fourth quarter net income from continuing operations attributable to Key common shareholders of $292 million, or $.33 per common share. These results compare to a net loss from continuing operations attributable to Key common shareholders of $258 million, or $.30 per common share, for the fourth quarter of 2009. The fourth quarter 2010 results reflect an improvement in pre-provision net revenue and lower credit costs from the same period one-year ago. The fourth quarter 2009 results were negatively impacted by a $756 million loan loss provision. Fourth quarter 2010 net income attributable to Key common shareholders was $279 million compared to a net loss attributable to Key common shareholders of $265 million for the same quarter one year ago.

KeyCorp Reports Fourth Quarter and Full Year 2010 Profit
January 25, 2011

     For 2010, Key’s net income from continuing operations attributable to common shareholders was $413 million, or $.47 per common share. Results for the current year compare to a net loss from continuing operations attributable to Key common shareholders of $1.581 billion, or $2.27 per common share, for 2009. The 2009 results were adversely impacted by an elevated loan loss provision and write-offs of certain intangible assets. Net income attributable to Key common shareholders for the year ended December 31, 2010, was $390 million compared to a net loss attributable to Key common shareholders of $1.629 billion for the same period one year ago.
     “Key’s fourth quarter performance represents a strong finish to the year. We continue to make meaningful progress in both profitability and credit quality,” said Chairman and Chief Executive Officer Henry L. Meyer III. “Furthermore, we are increasingly confident that the strategic actions we have undertaken will continue to yield favorable results into 2011.”
     “With three consecutive profitable quarters, and continued signs of increased economic activity on the part of our clients, Key has clearly turned the corner and is positioned well to compete in 2011,” added Meyer. “Our core financial measures — strong capital, enhanced liquidity, adequate loan loss reserves, as well as our exit from riskier lending categories — represent a firm foundation for profitability in the year ahead.”
     Meyer said he was particularly pleased with Key’s improvement in credit quality metrics and the Company’s capital position. Credit quality continued to improve across the majority of loan portfolios in both Key Community Bank and Key Corporate Bank, as nonperforming assets were down $463 million and nonperforming loans decreased by $304 million from the previous quarter, and net charge-offs declined to $256 million for the fourth quarter of 2010.
     With respect to TARP repayment, Meyer stated: “We are aware that certain of our peer banks have recently repaid TARP. The Comprehensive Capital Assessment Plan we submitted on January 7, 2011, included our proposal for repaying the TARP preferred stock in a manner that we believe makes sense for Key and our shareholders. Repaying TARP is a top priority for Key, but our patience has been appropriate because it has allowed us to demonstrate improved financial performance and an increased stock price. Moreover, given the strength of our capital and our improved risk profile and profitability, it is our goal to repay TARP in a less dilutive manner than would have been achievable if we repaid prior to undergoing the Federal Reserve’s Comprehensive Capital Assessment. All of this is subject to obtaining requisite regulatory approvals.”
     At December 31, 2010, Key’s estimated Tier 1 common equity and Tier 1 risk-based capital ratios were 9.31% and 15.10%, compared to 8.61% and 14.30%, respectively, at September 30, 2010.
     Key’s strong capital and liquidity positions provide the Company with the ability to serve the borrowing needs of our clients as the economy expands. The Company originated approximately $8.5 billion in new or renewed lending commitments to consumers and businesses during the quarter and approximately $29.5 billion for the year ended December 31, 2010.
     Meyer also noted that over the last two years, Key has opened 77 new branches and renovated approximately 145 others, expanding Key’s 14-state branch network to 1,033 branches. The Company plans to build an additional 40 new branches in 2011. Key also recently announced that it scored significantly higher than its four largest competitor banks in a third quarter 2010 customer satisfaction survey conducted by the American Customer

KeyCorp Reports Fourth Quarter and Full Year 2010 Profit
January 25, 2011

Satisfaction Index. Key’s scores were significantly better than bank industry scores across multiple dimensions, most notably Customer Loyalty.
     During the quarter, Key announced that Meyer will retire on May 1, 2011, and that Beth E. Mooney has been elected President and Chief Operating Officer of KeyCorp and a member of KeyCorp’s Board of Directors. Mooney will assume the additional role of Chairman and Chief Executive Officer on May 1, 2011, and become the first woman CEO of a top 20 U.S. bank. Mooney, who has over 30 years of experience in retail banking, commercial lending, and real estate financing, was previously Vice Chair of KeyCorp and head of Key’s Community Bank business.
     Key also announced the elections of William R. Koehler to President, Key Community Bank and Christopher M. Gorman to President, Key Corporate Bank (previously known as Key National Banking). Koehler has 20 years of experience in the financial services industry, most recently as President of KeyBank’s Great Lakes Region. In his new role, Koehler is responsible for Key’s businesses associated with its 14-state branch network, including retail banking, small- and middle-market business banking, private banking, investment services and mortgage. Gorman was previously the senior executive vice president and head of the now renamed Key Corporate Bank.
     The following table shows Key’s continuing and discontinued operating results for the comparative quarters and for the years ended December 31, 2010, and 2009.
Results of Operations

	Three months ended			Twelve months ended
in millions, except per share amounts	12-31-10	9-30-10	12-31-09	12-31-10	12-31-09

Summary of operations
Income (loss) from continuing operations attributable to Key	$333	$204	$(217)	$577	$(1,287)
Income (loss) from discontinued operations, net of taxes (a)	(13)	15	(7)	(23)	(48)

Net income (loss) attributable to Key	$320	$219	$(224)	$554	$(1,335)

Income (loss) from continuing operations attributable to Key	$333	$204	$(217)	$577	$(1,287)
Less: Dividends on Series A Preferred Stock	6	6	5	23	39
Noncash deemed dividend — common shares exchanged for Series A Preferred Stock	—	—	—	—	114
Cash dividends on Series B Preferred Stock	31	31	31	125	125
Amortization of discount on Series B Preferred Stock	4	4	5	16	16

Income (loss) from continuing operations attributable to Key common shareholders	292	163	(258)	413	(1,581)
Income (loss) from discontinued operations, net of taxes (a)	(13)	15	(7)	(23)	(48)

Net income (loss) attributable to Key common shareholders	$279	$178	$(265)	$390	$(1,629)

Per common share — assuming dilution
Income (loss) from continuing operations attributable to Key common shareholders	$.33	$.19	$(.30)	$.47	$(2.27)
Income (loss) from discontinued operations, net of taxes (a)	(.02)	.02	(.01)	(.03)	(.07)

Net income (loss) attributable to Key common shareholders (b)	$.32	$.20	$(.30)	$.44	$(2.34)

(a)	In September 2009, management made the decision to discontinue the education lending business conducted through Key Education Resources, the education payment and financing unit of KeyBank National Association. In April 2009, management made the decision to curtail the operations of Austin Capital Management, Ltd., an investment subsidiary that specializes in managing hedge fund investments for its institutional customer base. As a result of these decisions, Key has accounted for these businesses as discontinued operations. The loss from discontinued operations for the year ended December 31, 2010, was primarily attributable to fair value adjustments related to the education lending securitization trusts. Included in the loss from discontinued operations for the year ended December 31, 2009, is a $23 million after-tax, or $.05 per common share, charge for intangible assets impairment related to Austin Capital Management.

(b)	Earnings per share may not foot due to rounding.
SUMMARY OF CONTINUING OPERATIONS
     Taxable-equivalent net interest income was $635 million for the fourth quarter of 2010, and the net interest margin was 3.31%. These results compare to taxable-equivalent net interest income of $637 million and a net interest margin of 3.04% for the fourth quarter of 2009. The increase in the net interest margin is primarily attributable to lower funding costs. The

KeyCorp Reports Fourth Quarter and Full Year 2010 Profit
January 25, 2011

Company continues to experience an improvement in the mix of deposits by reducing the level of higher costing certificates of deposit and growing lower costing transaction accounts. This benefit to the net interest margin was partially offset by a lower level of average earning assets compared to the same period one year ago resulting from pay downs on loans.
     Compared to the third quarter of 2010, taxable-equivalent net interest income decreased by $12 million, and the net interest margin declined four basis points. The modest decline in the net interest margin reflects the combined effect of hedge maturities and change in the mix of earning assets, with average loan balances declining and average balances of lower yielding investment securities increasing. These impacts were moderated by a continued decrease in the total cost of funds during this period due to the repricing of certificates of deposit and a continued overall improved mix of deposits.
     Key’s noninterest income was $526 million for the fourth quarter of 2010, compared to $469 million for the year-ago quarter. Investment banking and capital markets income increased $110 million compared to the same period one-year ago. In the fourth quarter of 2009, the Company incurred losses on certain real estate investments, recorded additional reserves on customer derivative positions, and recorded a loss on certain commercial mortgage-backed securities. In total, these amounted to a reduction of fee income of $87 million in the fourth quarter of 2009. This compares to income of $18 million recorded in the fourth quarter of 2010 as a result of improved credit quality. In addition, net gains from loan sales increased $34 million from the fourth quarter of 2009, and the Company realized a gain of $28 million from the sale of Tuition Management Systems in the fourth quarter of 2010. These gains were partially offset by decreases of $86 million in net gains (losses) from principal investing (including results attributable to noncontrolling interests), $12 million in service charges on deposit accounts, and $10 million in operating lease income from the fourth quarter of 2009.
     The major components of Key’s fee-based income for the past five quarters are shown in the following table.
Fee-based Income — Major Components

in millions	4Q10	3Q10	2Q10	1Q10	4Q09

Trust and investment services income	$108	$110	$112	$114	$117
Service charges on deposit accounts	70	75	80	76	82
Operating lease income	42	41	43	47	52
Letter of credit and loan fees	51	61	42	40	52
Corporate-owned life insurance income	42	39	28	28	36
Electronic banking fees	31	30	29	27	27
Insurance income	12	15	19	18	16
Net gains (losses) from principal investing	(6)	18	17	37	80
Investment banking and capital markets income (loss)	63	42	31	9	(47)
     Compared to the third quarter of 2010, noninterest income increased by $40 million. The increase resulted from a $28 million gain from the sale of Tuition Management Systems and a $21 million increase in investment banking and capital markets income, primarily attributable to a positive adjustment to our customer derivative reserve. In addition, the Company sold several investment securities during the quarter resulting in an increase of $11 million in net securities gains. These increases were partially offset by a decrease of $24 million in net gains (losses) from principal investing (including results attributable to noncontrolling interests).
     Key’s noninterest expense was $744 million for the fourth quarter of 2010, compared to $871 million for the same period last year. Key recorded a credit of $26 million to the provision for losses on lending-related commitments during the fourth quarter of 2010,

KeyCorp Reports Fourth Quarter and Full Year 2010 Profit
January 25, 2011

compared to a charge to the provision of $27 million in the year-ago quarter. Also contributing to the decrease in noninterest expense was a decline in employee benefits expense of $41 million as a result of lower pension expense and medical claims expense. Additionally, in the fourth quarter of 2010, operating lease expense was $22 million less and other real estate owned (“OREO”) expense was $15 million less than the year-ago quarter.
     Compared to the third quarter of 2010, noninterest expense increased by $8 million. Increases in noninterest expense included $15 million in business services and professional fees, $6 million in personnel expense, $6 million in OREO expense, and $7 million in various other miscellaneous expenses. These increases were partially offset by decreases in the provision for losses on lending-related commitments of $16 million and operating lease expense of $12 million.
ASSET QUALITY
     Key’s provision for loan losses was a credit of $97 million for the fourth quarter of 2010, compared to a charge of $756 million for the year-ago quarter and $94 million for the third quarter of 2010. Key’s allowance for loan losses was $1.6 billion, or 3.20% of total period-end loans, at December 31, 2010, compared to 3.81% at September 30, 2010, and 4.31% at December 31, 2009.
     Selected asset quality statistics for Key for each of the past five quarters are presented in the following table.
Selected Asset Quality Statistics from Continuing Operations

dollars in millions	4Q10	3Q10	2Q10	1Q10	4Q09

Net loan charge-offs	$256	$357	$435	$522	$708
Net loan charge-offs to average loans	2.00%	2.69%	3.18%	3.67%	4.64%
Allowance for loan losses	$1,604	$1,957	$2,219	$2,425	$2,534
Allowance for credit losses (a)	1,677	2,056	2,328	2,544	2,655
Allowance for loan losses to period-end loans	3.20%	3.81%	4.16%	4.34%	4.31%
Allowance for credit losses to period-end loans	3.35	4.00	4.36	4.55	4.52
Allowance for loan losses to nonperforming loans	150.19	142.64	130.30	117.43	115.87
Allowance for credit losses to nonperforming loans	157.02	149.85	136.70	123.20	121.40
Nonperforming loans at period end	$1,068	$1,372	$1,703	$2,065	$2,187
Nonperforming assets at period end	1,338	1,801	2,086	2,428	2,510
Nonperforming loans to period-end portfolio loans	2.13%	2.67%	3.19%	3.69%	3.72%
Nonperforming assets to period-end portfolio loans plus OREO and other nonperforming assets	2.66	3.48	3.88	4.31	4.25

(a)	Includes the allowance for loan losses plus the liability for credit losses on lending-related commitments.
     Net loan charge-offs for the quarter totaled $256 million, or 2.00%, of average loans. These results compare to $708 million, or 4.64%, for the same period last year and $357 million, or 2.69%, for the previous quarter. Net loan charge-offs declined each quarter during 2010 and are at their lowest level since the first quarter of 2008.

KeyCorp Reports Fourth Quarter and Full Year 2010 Profit
January 25, 2011

     Key’s net loan charge-offs by loan type for each of the past five quarters are shown in the following table.
Net Loan Charge-offs from Continuing Operations

dollars in millions	4Q10	3Q10	2Q10	1Q10	4Q09

Commercial, financial and agricultural	$80	$136	$136	$126	$218
Real estate — commercial mortgage	52	46	126	106	165
Real estate — construction	28	76	75	157	181
Commercial lease financing	12	16	14	21	39

Total commercial loans	172	274	351	410	603
Home equity — Key Community Bank	26	35	25	30	27
Home equity — Other	13	13	16	17	19
Marine	17	12	19	38	33
Other	28	23	24	27	26

Total consumer loans	84	83	84	112	105

Total net loan charge-offs	$256	$357	$435	$522	$708

Net loan charge-offs to average loans from continuing operations	2.00%	2.69%	3.18%	3.67%	4.64%

Net loan charge-offs from discontinued operations — education lending business	$32	$22	$31	$36	$36
     Compared to the third quarter of 2010, net loan charge-offs in the commercial loan portfolio decreased by $102 million. The decrease was primarily attributable to a decline in the commercial, financial and agricultural and the real estate — construction loan portfolios. As shown in the table on page 7, Key’s exit loan portfolio accounted for $81 million, or 31.64%, of Key’s total net loan charge-offs for the fourth quarter of 2010. Net charge-offs in the exit loan portfolio decreased by $24 million from the third quarter of 2010, primarily driven by an improvement in the commercial lease financing portfolio.
     At December 31, 2010, Key’s nonperforming loans totaled $1.1 billion and represented 2.13% of period-end portfolio loans, compared to 2.67% at September 30, 2010, and 3.72% at December 31, 2009. Nonperforming assets at December 31, 2010, totaled $1.3 billion and represented 2.66% of portfolio loans and OREO and other nonperforming assets, compared to 3.48% at September 30, 2010, and 4.25% at December 31, 2009. The following table illustrates the trend in Key’s nonperforming assets by loan type over the past five quarters.
Nonperforming Assets from Continuing Operations

dollars in millions	4Q10	3Q10	2Q10	1Q10	4Q09

Commercial, financial and agricultural	$242	$335	$489	$558	$586
Real estate — commercial mortgage	255	362	404	579	614
Real estate — construction	241	333	473	607	641
Commercial lease financing	64	84	83	99	113
Total consumer loans	266	258	254	222	233

Total nonperforming loans	1,068	1,372	1,703	2,065	2,187
Nonperforming loans held for sale	106	230	221	195	116
OREO and other nonperforming assets	164	199	162	168	207

Total nonperforming assets	$1,338	$1,801	$2,086	$2,428	$2,510

Restructured loans — accruing and nonaccruing (a)	$297	$360	$343	$323	$364
Restructured loans included in nonperforming loans (a)	202	228	213	226	364
Nonperforming assets from discontinued operations — education lending business	40	38	40	43	14
Nonperforming loans to period-end portfolio loans	2.13%	2.67%	3.19%	3.69%	3.72%
Nonperforming assets to period-end portfolio loans, plus OREO and other nonperforming assets	2.66	3.48	3.88	4.31	4.25

(a)	Restructured loans (i.e. troubled debt restructurings) are those for which Key, for reasons related to a borrower’s financial difficulties, grants a concession to the borrower that it would not otherwise consider. These concessions are made to improve the collectability of the loan and generally take the form of a reduction of the interest rate, extension of the maturity date or reduction in the principal balance.

KeyCorp Reports Fourth Quarter and Full Year 2010 Profit
January 25, 2011

     Nonperforming assets continued to decrease during the fourth quarter of 2010, representing the fifth consecutive quarterly decline and now stand at their lowest level since the third quarter of 2008. Most of the reduction during the fourth quarter came from nonperforming loans in the commercial, financial and agricultural, the real estate — commercial mortgage, and the real estate — construction portfolios. As shown in the following table, Key’s exit loan portfolio accounted for $210 million, or 15.70%, of Key’s total nonperforming assets at December 31, 2010, compared to $290 million, or 16.10%, at September 30, 2010.
     The following table shows the composition of Key’s exit loan portfolio at December 31, 2010, and September 30, 2010, the net charge-offs recorded on this portfolio for the third and fourth quarters of 2010, and the nonperforming status of these loans at December 31, 2010, and September 30, 2010.
Exit Loan Portfolio from Continuing Operations

	Balance		Change	Net Loan		Balance on
	Outstanding		12-31-10 vs.	Charge-offs		Nonperforming Status
in millions	12-31-10	9-30-10	9-30-10	4Q10	3Q10	12-31-10	9-30-10

Residential properties — homebuilder	$113	$148	$(35)	$16	$23	$66	$94
Residential properties — held for sale	—	8	(8)	—	—	—	8

Total residential properties	113	156	(43)	16	23	66	102
Marine and RV floor plan	166	225	(59)	12	7	37	42
Commercial lease financing (a)	2,047	2,231	(184)	20	47	46	88

Total commercial loans	2,326	2,612	(286)	48	77	149	232
Home equity — Other	666	707	(41)	13	13	18	16
Marine	2,234	2,355	(121)	17	12	42	41
RV and other consumer	162	172	(10)	3	3	1	1

Total consumer loans	3,062	3,234	(172)	33	28	61	58

Total exit loans in loan portfolio	$5,388	$5,846	$(458)	$81	$105	$210	$290

Discontinued operations — education lending business (not included in exit loans above) (b)	$6,466	$6,651	$(185)	$32	$22	$39	$38

(a)	Includes the business aviation, commercial vehicle, office products, construction and industrial leases, and Canadian lease financing portfolios; and all remaining balances related to lease in, lease out; sale in, sale out; service contract leases; and qualified technological equipment leases.

(b)	Includes loans in Key’s education loan securitization trusts consolidated upon the adoption of new consolidation accounting guidance on January 1, 2010.
CAPITAL
     Key’s risk-based capital ratios included in the following table continued to exceed all “well-capitalized” regulatory benchmarks at December 31, 2010.
Capital Ratios

	12-31-10	9-30-10	6-30-10	3-31-10	12-31-09

Tier 1 common equity (a), (b)	9.31%	8.61%	8.07%	7.51%	7.50%
Tier 1 risk-based capital (a)	15.10	14.30	13.62	12.92	12.75
Total risk-based capital (a)	19.05	18.22	17.80	17.07	16.95
Tangible common equity to tangible assets (b)	8.19	8.00	7.65	7.37	7.56

(a)	12-31-10 ratio is estimated.

(b)	The table entitled “GAAP to Non-GAAP Reconciliations” presents the computations of certain financial measures related to “tangible common equity” and “Tier 1 common equity.” The table reconciles the GAAP performance measures to the corresponding non-GAAP measures, which provides a basis for period-to-period comparisons.
     As shown in the preceding table, at December 31, 2010, Key had an estimated Tier 1 common equity ratio of 9.31%, an estimated Tier 1 risk-based capital ratio of 15.10%, and a tangible common equity ratio of 8.19%. Since December 31, 2009, Key’s Tier 1 common

KeyCorp Reports Fourth Quarter and Full Year 2010 Profit
January 25, 2011

equity ratio has increased 181 basis points as a result of returning to profitability and a lower level of risk-weighted assets.
     The changes in Key’s outstanding common shares over the past five quarters are summarized in the following table.
Summary of Changes in Common Shares Outstanding

in thousands	4Q10	3Q10	2Q10	1Q10	4Q09

Shares outstanding at beginning of period	880,328	880,515	879,052	878,535	878,559
Shares reissued (returned) under employee benefit plans	280	(187)	1,463	517	(24)

Shares outstanding at end of period	880,608	880,328	880,515	879,052	878,535

     During the fourth quarter of 2010, Key made a $31 million cash dividend payment to the U.S. Treasury Department as a participant in the U.S. Treasury’s Capital Purchase Program. During 2010 and 2009, Key made four quarterly dividend payments aggregating $125 million each year to the U.S. Treasury Department.
LINE OF BUSINESS RESULTS
     The following table shows the contribution made by each major business group to Key’s taxable-equivalent revenue from continuing operations and income (loss) from continuing operations attributable to Key for the periods presented. The specific lines of business that comprise each of the major business groups are described under the heading “Line of Business Descriptions.” During the first quarter of 2010, Key realigned its reporting structure for its business groups. Prior to 2010, Consumer Finance consisted mainly of portfolios that were identified as exit or run-off portfolios and were included in the Key Corporate Bank segment (previously known as Key National Banking). Effective for all periods presented, Key is reflecting the results of these exit portfolios in Other Segments. The automobile dealer floor plan business, previously included in Consumer Finance, has been realigned with the Commercial Banking line of business within the Key Community Bank segment. In addition, other previously identified exit portfolios included in the Key Corporate Bank segment have been moved to Other Segments. For more detailed financial information pertaining to each business group and its respective lines of business, see the tables at the end of this release.
Major Business Groups

				Percent change 4Q10 vs.
dollars in millions	4Q10	3Q10	4Q09	3Q10	4Q09

Revenue from continuing operations (TE)
Key Community Bank	$601	$601	$627	—	(4.1)%
Key Corporate Bank	464	430	340	7.9%	36.5
Other Segments	78	103	130	(24.3)	(40.0)

Total Segments	1,143	1,134	1,097	.8	4.2
Reconciling Items	18	(1)	9	N/M	100.0

Total	$1,161	$1,133	$1,106	2.5%	5.0%

Income (loss) from continuing operations
attributable to Key
Key Community Bank	$61	$57	$(40)	7.0%	N/M
Key Corporate Bank	302	130	(213)	132.3	N/M
Other Segments	(13)	19	(57)	(168.4)	N/M

Total Segments	350	206	(310)	69.9	N/M
Reconciling Items	(17)	(2)	93	N/M	(118.3)%

Total	$333	$204	$(217)	63.2%	N/M

TE = Taxable Equivalent, N/M = Not Meaningful

KeyCorp Reports Fourth Quarter and Full Year 2010 Profit
January 25, 2011

Key Community Bank

				Percent change 4Q10 vs.
dollars in millions	4Q10	3Q10	4Q09	3Q10	4Q09

Summary of operations
Net interest income (TE)	$395	$404	$429	(2.2)%	(7.9)%
Noninterest income	206	197	198	4.6	4.0

Total revenue (TE)	601	601	627	—	(4.1)
Provision for loan losses	74	75	230	(1.3)	(67.8)
Noninterest expense	456	458	489	(.4)	(6.7)%

Income (loss) before income taxes (TE)	71	68	(92)	4.4	N/M
Allocated income taxes and TE adjustments	10	11	(52)	(9.1)	N/M

Net income (loss) attributable to Key	$61	$57	$(40)	7.0%	N/M

Average balances
Loans and leases	$26,437	$26,779	$28,321	(1.3)%	(6.7)%
Total assets	29,822	30,004	31,048	(.6)	(3.9)
Deposits	48,143	48,703	52,640	(1.1)	(8.5)

Assets under management at period end	$18,788	$17,816	$17,709	5.5%	6.1%

TE = Taxable Equivalent, N/M = Not Meaningful

Additional Key Community Bank Data				Percent change 4Q10 vs.
dollars in millions	4Q10	3Q10	4Q09	3Q10	4Q09

Average deposits outstanding
NOW and money market deposit accounts	$20,513	$20,124	$17,931	1.9%	14.4%
Savings deposits	1,863	1,872	1,784	(.5)	4.4
Certificates of deposit ($100,000 or more)	4,885	5,449	8,165	(10.4)	(40.2)
Other time deposits	8,638	9,596	13,708	(10.0)	(37.0)
Deposits in foreign office	421	368	529	14.4	(20.4)
Noninterest-bearing deposits	11,823	11,294	10,523	4.7	12.4

Total deposits	$48,143	$48,703	$52,640	(1.1)%	(8.5)%

Home equity loans
Average balance	$9,582	$9,709	$10,101
Weighted-average loan-to-value ratio (at date of origination)	70%	70%	70%
Percent first lien positions	53	52	53

Other data
Branches	1,033	1,029	1,007
Automated teller machines	1,531	1,522	1,495

Key Community Bank Summary of Operations
     Key Community Bank recorded net income attributable to Key of $61 million for the fourth quarter of 2010, compared to a net loss attributable to Key of $40 million for the year-ago quarter. A substantial decrease in the provision for loan losses was the main contributor to the improvement in the fourth quarter of 2010.
     Taxable-equivalent net interest income declined by $34 million, or 8%, from the fourth quarter of 2009, due primarily to a decline in average deposits of $4 billion, or 9%. The mix of deposits continues to change from the year-ago quarter as higher-costing certificates of deposit originated in prior years mature, partially offset by growth in noninterest-bearing deposits and NOW and money market savings accounts. Average earning assets also decreased by $2 billion, or 7%, from the year-ago quarter.
     Noninterest income increased by $8 million, or 4%, from the year-ago quarter, due to higher income from mortgage loan sale gains, electronic banking fees, trust and investment services, and a reduction in the provision for credit losses from client derivatives. These factors were partially offset by the anticipated lower service charges on deposits from the implementation of Regulation E which was consistent with Key’s expectations.
     The provision for loan losses declined by $156 million, or 68%, compared to the fourth quarter of 2009 due to improving economic conditions resulting in lower net charge-offs and nonperforming loans from the same period one year ago.

KeyCorp Reports Fourth Quarter and Full Year 2010 Profit
January 25, 2011

     Noninterest expense declined by $33 million, or 7%, from the year-ago quarter. The decrease was driven by reductions in personnel expense, the provision for losses on lending-related commitments, FDIC deposit insurance premiums, and corporate allocated costs. These improvements were partially offset by increased business services and professional fees, reflecting the cost of our third-party mortgage operations.
Key Corporate Bank

				Percent change 4Q10 vs.
dollars in millions	4Q10	3Q10	4Q09	3Q10	4Q09

Summary of operations
Net interest income (TE)	$206	$201	$208	2.5%	(1.0)%
Noninterest income	258	229	132	12.7	95.5

Total revenue (TE)	464	430	340	7.9	36.5
Provision for loan losses	(263)	(25)	382	N/M	(168.8)
Noninterest expense	249	248	300	.4	(17.0)

Income (loss) before income taxes (TE)	478	207	(342)	130.9	N/M
Allocated income taxes and TE adjustments	177	77	(130)	129.9	N/M

Net income (loss)	301	130	(212)	131.5	N/M
Less: Net income (loss) attributable to noncontrolling interests	(1)	—	1	N/M	(200.0)%

Net income (loss) attributable to Key	$302	$130	$(213)	132.3%	N/M

Average balances
Loans and leases	$18,601	$19,534	$24,011	(4.8)%	(22.5)%
Loans held for sale	253	380	431	(33.4)	(41.3)
Total assets	22,602	23,765	28,253	(4.9)	(20.0)
Deposits	12,961	11,779	13,257	10.0	(2.2)

Assets under management at period end	$41,027	$41,902	$49,230	(2.1)%	(16.7)%

TE = Taxable Equivalent, N/M = Not Meaningful
Key Corporate Bank Summary of Operations
     Key Corporate Bank recorded net income attributable to Key of $302 million for the fourth quarter of 2010, compared to a net loss attributable to Key of $213 million for the same period one year ago. This improvement in the fourth quarter of 2010 was a result of a substantial decrease in the provision for loan losses.
     Taxable-equivalent net interest income decreased by $2 million, or 1%, compared to the fourth quarter of 2009, primarily due to lower earning assets, partially offset by improved earning asset yields and an increase in loan-related interest fees. Average earning assets decreased by $5 billion, or 23%, from the year-ago quarter.
     Noninterest income increased by $126 million, or 95%, from the fourth quarter of 2009. Investment banking and capital markets income increased $104 million. The fourth quarter of 2009 included a $78 million charge related to changes in the fair values of certain real estate investments compared to a charge of $1 million in the fourth quarter of 2010. Also contributing to the improvement in noninterest income was the $28 million gain from the sale of Tuition Management Systems and an increase of $17 million in net gains from loan sales. These gains were partially offset by decreases in trust and investment services income of $13 million and operating lease revenue of $6 million.
     The provision for loan losses in the fourth quarter of 2010 was a credit of $263 million compared to a charge of $382 million for the same period one year ago. Key Corporate Bank continued to experience improved asset quality for the fifth quarter in a row.
     Noninterest expense decreased by $51 million, or 17%, from the fourth quarter of 2009 as a result of a credit of $18 million to the provision for losses on lending- related commitments compared to a charge of $14 million in the year-ago quarter. OREO expense and operating

KeyCorp Reports Fourth Quarter and Full Year 2010 Profit
January 25, 2011

lease expense also declined from the fourth quarter of 2009. These improvements were partially offset by an increase in various other miscellaneous expenses.
Other Segments
     Other Segments consist of Corporate Treasury, Key’s Principal Investing unit and various exit portfolios that previously were included within the Key Corporate Bank segment. These exit portfolios were moved to Other Segments during the first quarter of 2010. Prior periods have been adjusted to conform to the current reporting of the financial information for each segment. Other Segments generated a net loss attributable to Key of $13 million for the fourth quarter of 2010, compared to a net loss attributable to Key of $57 million for the same period last year. These results reflect net losses from principal investing (including results attributable to noncontrolling interests) of $5 million compared to net gains from principal investing (including results attributable to noncontrolling interests) of $80 million in the fourth quarter of 2009. This decline was partially offset by a decrease in the provision for loan losses of $43 million.
Line of Business Descriptions
Key Community Bank
Regional Banking provides individuals with branch-based deposit and investment products, personal finance services and loans, including residential mortgages, home equity and various types of installment loans. This line of business also provides small businesses with deposit, investment and credit products, and business advisory services.
Regional Banking also offers financial, estate and retirement planning, and asset management services to assist high-net-worth clients with their banking, trust, portfolio management, insurance, charitable giving and related needs.
Commercial Banking provides midsize businesses with products and services that include commercial lending, cash management, equipment leasing, investment and employee benefit programs, succession planning, access to capital markets, derivatives and foreign exchange.
Key Corporate Bank
Real Estate Capital and Corporate Banking Services consists of two business units, Real Estate Capital and Corporate Banking Services.
Real Estate Capital is a national business that provides construction and interim lending, permanent debt placements and servicing, equity and investment banking, and other commercial banking products and services to developers, brokers and owner-investors. This unit deals primarily with nonowner-occupied properties (i.e., generally properties in which at least 50% of the debt service is provided by rental income from nonaffiliated third parties). Real Estate Capital emphasizes providing clients with finance solutions through access to the capital markets.
Corporate Banking Services provides cash management, interest rate derivatives, and foreign exchange products and services to clients served by both the Key Community Bank and Key Corporate Bank groups. Through its Public Sector and Financial Institutions businesses, Corporate Banking Services also provides a full array of commercial banking products and services to government and not-for-profit entities and community banks. A variety of cash management services are provided through the Global Treasury Management unit.

KeyCorp Reports Fourth Quarter and Full Year 2010 Profit
January 25, 2011

Equipment Finance meets the equipment leasing needs of companies worldwide and provides equipment manufacturers, distributors and resellers with financing options for their clients. Lease financing receivables and related revenues are assigned to other lines of business (primarily Institutional and Capital Markets and Commercial Banking) if those businesses are principally responsible for maintaining the relationship with the client.
Institutional and Capital Markets, through its KeyBanc Capital Markets unit, provides commercial lending, treasury management, investment banking, derivatives, foreign exchange, equity and debt underwriting and trading, and syndicated finance products and services to large corporations and middle-market companies.
Institutional and Capital Markets, through its Victory Capital Management unit, also manages or offers advice regarding investment portfolios for a national client base, including corporations, labor unions, not-for-profit organizations, governments and individuals. These portfolios may be managed in separate accounts, common funds or the Victory family of mutual funds.
     Cleveland-based KeyCorp (NYSE: KEY) is one of the nation’s largest bank-based financial services companies, with assets of approximately $92 billion at December 31, 2010. Key companies provide investment management, retail and commercial banking, and investment banking products and services to individuals and companies throughout the United States and, for certain businesses, internationally. In 2010, KeyBank scored significantly higher than its four largest competitor banks in a customer satisfaction survey conducted by the American Customer Satisfaction Index, scoring significantly better than bank industry scores across multiple dimensions, most notably Customer Loyalty. In 2009, KeyBank was awarded its seventh consecutive “Outstanding” rating for economic development achievements under the Community Reinvestment Act, the only national bank among the 50 largest in the United States to achieve this distinction from the Office of the Comptroller of the Currency. Key also has been recognized for excellence in numerous areas of the multi-channel customer banking experience, including Corporate Insight’s 2009 and 2010 editions of Bank Monitor for online service. For more information about Key, visit https://www.key.com/.

KeyCorp Reports Fourth Quarter and Full Year 2010 Profit
January 25, 2011

Notes to Editors:
A live Internet broadcast of KeyCorp’s conference call to discuss quarterly results and currently anticipated earnings trends and to answer analysts’ questions can be accessed through the Investor Relations section at https://www.key.com/ir at 9:00 a.m. ET, on Tuesday, January 25, 2011. An audio replay of the call will be available through February 1, 2011.
For up-to-date company information, media contacts and facts and figures about Key’s lines of business, visit our Media Newsroom at https://www.key.com/newsroom.
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about Key’s financial condition, results of operations, earnings outlook, asset quality trends and profitability. Forward-looking statements are not historical facts but instead represent only management’s current expectations and forecasts regarding future events, many of which, by their nature, are inherently uncertain and outside of Key’s control. Key’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Factors that could cause Key’s actual results to differ materially from those described in the forward-looking statements can be found in Key’s Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Reports on Form 10-Q for the periods ended March 31, 2010, June 30, 2010, and September 30, 2010, which have been filed with the Securities and Exchange Commission and are available on Key’s website (www.key.com) and on the Securities and Exchange Commission’s website (www.sec.gov). Forward-looking statements are not guarantees of future performance and should not be relied upon as representing management’s views as of any subsequent date. Key does not undertake any obligation to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.
*****

KeyCorp Reports Fourth Quarter and Full Year 2010 Profit
January 25, 2011

Financial Highlights
(dollars in millions, except per share amounts)

	Three months ended
	12-31-10	9-30-10	12-31-09
Summary of operations
Net interest income (TE)	$635	$647	$637
Noninterest income	526	486	469

Total revenue (TE)	1,161	1,133	1,106
Provision for loan losses	(97)	94	756
Noninterest expense	744	736	871
Income (loss) from continuing operations attributable to Key	333	204	(217)
Income (loss) from discontinued operations, net of taxes (b)	(13)	15	(7)
Net income (loss) attributable to Key	320	219	(224)

Income (loss) from continuing operations attributable to Key common shareholders	$292	$163	$(258)
Income (loss) from discontinued operations, net of taxes (b)	(13)	15	(7)
Net income (loss) attributable to Key common shareholders	279	178	(265)

Per common share
Income (loss) from continuing operations attributable to Key common shareholders	$.33	$.19	$(.30)
Income (loss) from discontinued operations, net of taxes (b)	(.02)	.02	(.01)
Net income (loss) attributable to Key common shareholders	.32	.20	(.30)

Income (loss) from continuing operations attributable to Key common shareholders — assuming dilution	.33	.19	(.30)
Income (loss) from discontinued operations, net of taxes — assuming dilution (b)	(.02)	.02	(.01)
Net income (loss) attributable to Key common shareholders — assuming dilution	.32	.20	(.30)

Cash dividends paid	.01	.01	.01
Book value at period end	9.52	9.54	9.04
Tangible book value at period end	8.45	8.46	7.94
Market price at period end	8.85	7.96	5.55

Performance ratios
From continuing operations:
Return on average total assets	1.53%	.93%	(.94)%
Return on average common equity	13.71	7.82	(12.60)
Net interest margin (TE)	3.31	3.35	3.04

From consolidated operations:
Return on average total assets	1.36%	.93%	(.93)%
Return on average common equity	13.10	8.54	(12.94)
Net interest margin (TE)	3.22	3.26	3.00
Loan to deposit (d)	90.30	91.80	97.30

Capital ratios at period end
Key shareholders’ equity to assets	12.10%	11.84%	11.43%
Tangible Key shareholders’ equity to tangible assets	11.20	10.93	10.50
Tangible common equity to tangible assets (a)	8.19	8.00	7.56
Tier 1 common equity (a), (c)	9.31	8.61	7.50
Tier 1 risk-based capital (c)	15.10	14.30	12.75
Total risk-based capital (c)	19.05	18.22	16.95
Leverage (c)	12.92	12.53	11.72

Asset quality — from continuing operations
Net loan charge-offs	$256	$357	$708
Net loan charge-offs to average loans	2.00%	2.69%	4.64%
Allowance for loan losses	$1,604	$1,957	$2,534
Allowance for credit losses	1,677	2,056	2,655
Allowance for loan losses to period-end loans	3.20%	3.81%	4.31%
Allowance for credit losses to period-end loans	3.35	4.00	4.52
Allowance for loan losses to nonperforming loans	150.19	142.64	115.87
Allowance for credit losses to nonperforming loans	157.02	149.85	121.40
Nonperforming loans at period end	$1,068	$1,372	$2,187
Nonperforming assets at period end	1,338	1,801	2,510
Nonperforming loans to period-end portfolio loans	2.13%	2.67%	3.72%
Nonperforming assets to period-end portfolio loans plus
OREO and other nonperforming assets	2.66	3.48	4.25

Trust and brokerage assets
Assets under management	$59,815	$59,718	$66,939
Nonmanaged and brokerage assets	28,069	26,913	27,190

Other data
Average full-time equivalent employees	15,424	15,584	15,973
Branches	1,033	1,029	1,007

Taxable-equivalent adjustment	$6	$7	$7

KeyCorp Reports Fourth Quarter and Full Year 2010 Profit
January 25, 2011

Financial Highlights (continued)
(dollars in millions, except per share amounts)

	Twelve months ended
	12-31-10	12-31-09
Summary of operations
Net interest income (TE)	$2,537	$2,406
Noninterest income	1,954	2,035

Total revenue (TE)	4,491	4,441
Provision for loan losses	638	3,159
Noninterest expense	3,034	3,554
Income (loss) from continuing operations attributable to Key	577	(1,287)
Income (loss) from discontinued operations, net of taxes (b)	(23)	(48)
Net income (loss) attributable to Key	554	(1,335)

Income (loss) from continuing operations attributable to Key common shareholders	$413	$(1,581)
Income (loss) from discontinued operations, net of taxes (b)	(23)	(48)
Net income (loss) attributable to Key common shareholders	390	(1,629)

Per common share
Income (loss) from continuing operations attributable to Key common shareholders	$.47	$(2.27)
Income (loss) from discontinued operations, net of taxes (b)	(.03)	(.07)
Net income (loss) attributable to Key common shareholders	.45	(2.34)

Income (loss) from continuing operations attributable to Key common shareholders — assuming dilution	.47	(2.27)
Income (loss) from discontinued operations, net of taxes — assuming dilution (b)	(.03)	(.07)
Net income (loss) attributable to Key common shareholders — assuming dilution	.44	(2.34)

Cash dividends paid	.04	.0925

Performance ratios
From continuing operations:
Return on average total assets	.66%	(1.35)%
Return on average common equity	5.06	(19.00)
Net interest margin (TE)	3.26	2.83

From consolidated operations:
Return on average total assets	.59%	(1.34)%
Return on average common equity	4.78	(19.62)
Net interest margin (TE)	3.16	2.81

Asset quality — from continuing operations
Net loan charge-offs	$1,570	$2,257
Net loan charge-offs to average loans	2.91%	3.40%

Other data
Average full-time equivalent employees	15,610	16,698

Taxable-equivalent adjustment	$26	$26

(a)	The following table entitled “GAAP to Non-GAAP Reconciliations” presents the computations of certain financial measures related to “tangible common equity” and “Tier 1 common equity.” The table reconciles the GAAP performance measures to the corresponding non-GAAP measures, which provides a basis for period-to-period comparisons.

(b)	In September 2009, management made the decision to discontinue the education lending business conducted through Key Education Resources, the education payment and financing unit of KeyBank National Association. In April 2009, management made the decision to curtail the operations of Austin Capital Management, Ltd., an investment subsidiary that specializes in managing hedge fund investments for its institutional customer base. As a result of these decisions, Key has accounted for these businesses as discontinued operations.

(c)	12-31-10 ratio is estimated.

(d)	Ending balances; loans & loans held for sale (excluding securitized loans) to deposits (excluding foreign branch).
TE = Taxable Equivalent, GAAP = U.S. generally accepted accounting principles

KeyCorp Reports Fourth Quarter and Full Year 2010 Profit
January 25, 2011

GAAP to Non-GAAP Reconciliations
(dollars in millions, except per share amounts)
The table below presents the computations of certain financial measures related to “tangible common equity” and “Tier 1 common equity.” The tangible common equity ratio has become a focus of some investors, and management believes that this ratio may assist investors in analyzing Key’s capital position absent the effects of intangible assets and preferred stock. Traditionally, the banking regulators have assessed bank and bank holding company capital adequacy based on both the amount and composition of capital, the calculation of which is prescribed in federal banking regulations. As a result of the Supervisory Capital Assessment Program, the Federal Reserve has focused its assessment of capital adequacy on a component of Tier 1 capital, known as Tier 1 common equity. Because the Federal Reserve has long indicated that voting common shareholders’ equity (essentially Tier 1 capital less preferred stock, qualifying capital securities and noncontrolling interests in subsidiaries) generally should be the dominant element in Tier 1 capital, such a focus is consistent with existing capital adequacy guidelines and does not imply a new or ongoing capital standard.
Because the Tier 1 common equity is neither formally defined by GAAP nor prescribed in amount by federal banking regulations, this measure is considered to be a non-GAAP financial measure. Since analysts and banking regulators may assess Key’s capital adequacy using tangible common equity and Tier 1 common equity, management believes it is useful to provide investors the ability to assess Key’s capital adequacy on these same bases. The table also reconciles the GAAP performance measures to the corresponding non-GAAP measures.
The table also shows the computation for pre-provision net revenue, which is not formally defined by GAAP. Management believes that eliminating the effects of provision for loan losses facilitates the analysis of results by presenting them on a more comparable basis.
Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. To mitigate these limitations, Key has procedures in place to ensure that these measures are calculated using the appropriate GAAP or regulatory components and to ensure that Key’s performance is properly reflected to facilitate period-to-period comparisons. Although these non-GAAP financial measures are frequently used by investors in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP.

	Three months ended
	12-31-10	9-30-10	12-31-09
Tangible common equity to tangible assets at period end
Key shareholders’ equity (GAAP)	$11,117	$11,134	$10,663
Less: Intangible assets	938	956	967
Preferred Stock, Series B	2,446	2,442	2,430
Preferred Stock, Series A	291	291	291

Tangible common equity (non-GAAP)	$7,442	$7,445	$6,975

Total assets (GAAP)	$91,843	$94,043	$93,287
Less: Intangible assets	938	956	967

Tangible assets (non-GAAP)	$90,905	$93,087	$92,320

Tangible common equity to tangible assets ratio (non-GAAP)	8.19%	8.00%	7.56%

Tier 1 common equity at period end
Key shareholders’ equity (GAAP)	$11,117	$11,134	$10,663
Qualifying capital securities	1,791	1,791	1,791
Less: Goodwill	917	917	917
Accumulated other comprehensive income (loss) (a)	(67)	247	(48)
Other assets (b)	247	383	632

Total Tier 1 capital (regulatory)	11,811	11,378	10,953
Less: Qualifying capital securities	1,791	1,791	1,791
Preferred Stock, Series B	2,446	2,442	2,430
Preferred Stock, Series A	291	291	291

Total Tier 1 common equity (non-GAAP)	$7,283	$6,854	$6,441

Net risk-weighted assets (regulatory) (b), (c)	$78,224	$79,572	$85,881

Tier 1 common equity ratio (non-GAAP) (c)	9.31%	8.61%	7.50%

Pre-provision net revenue
Net interest income (GAAP)	$629	$640	$630
Plus: Taxable-equivalent adjustment	6	7	7
Noninterest income	526	486	469
Less: Noninterest expense	744	736	871

Pre-provision net revenue from continuing operations (non-GAAP)	$417	$397	$235

(a)	Includes net unrealized gains or losses on securities available for sale (except for net unrealized losses on marketable equity securities), net gains or losses on cash flow hedges, and amounts resulting from the December 31, 2006, adoption and subsequent application of the applicable accounting guidance for defined benefit and other postretirement plans.

(b)	Other assets deducted from Tier 1 capital and net risk-weighted assets consist of disallowed deferred tax assets of $158 million at December 31, 2010, $277 million at September 30, 2010 and $514 million at December 31, 2009, disallowed intangible assets (excluding goodwill) and deductible portions of nonfinancial equity investments.

(c)	12-31-10 amount is estimated.
GAAP = U.S. generally accepted accounting principles

KeyCorp Reports Fourth Quarter and Full Year 2010 Profit
January 25, 2011

Consolidated Balance Sheets
(dollars in millions)

	12-31-10	9-30-10	12-31-09
Assets
Loans	$50,107	$51,354	$58,770
Loans held for sale	467	637	443
Securities available for sale	21,933	21,241	16,641
Held-to-maturity securities	17	18	24
Trading account assets	985	1,155	1,209
Short-term investments	1,344	1,871	1,743
Other investments	1,358	1,405	1,488

Total earning assets	76,211	77,681	80,318
Allowance for loan losses	(1,604)	(1,957)	(2,534)
Cash and due from banks	278	823	471
Premises and equipment	908	888	880
Operating lease assets	509	563	716
Goodwill	917	917	917
Other intangible assets	21	39	50
Corporate-owned life insurance	3,167	3,145	3,071
Derivative assets	1,006	1,258	1,094
Accrued income and other assets	3,876	3,936	4,096
Discontinued assets	6,554	6,750	4,208

Total assets	$91,843	$94,043	$93,287

Liabilities
Deposits in domestic offices:
NOW and money market deposit accounts	$27,066	$26,350	$24,341
Savings deposits	1,879	1,856	1,807
Certificates of deposit ($100,000 or more)	5,862	6,850	10,954
Other time deposits	8,245	9,014	13,286

Total interest-bearing deposits	43,052	44,070	50,388
Noninterest-bearing deposits	16,653	16,275	14,415
Deposits in foreign office — interest-bearing	905	1,073	768

Total deposits	60,610	61,418	65,571
Federal funds purchased and securities sold under repurchase agreements	2,045	2,793	1,742
Bank notes and other short-term borrowings	1,151	685	340
Derivative liabilities	1,142	1,330	1,012
Accrued expense and other liabilities	1,931	1,862	2,007
Long-term debt	10,592	11,443	11,558
Discontinued liabilities	2,998	3,124	124

Total liabilities	80,469	82,655	82,354

Equity
Preferred stock, Series A	291	291	291
Preferred stock, Series B	2,446	2,442	2,430
Common shares	946	946	946
Common stock warrant	87	87	87
Capital surplus	3,711	3,710	3,734
Retained earnings	5,557	5,287	5,158
Treasury stock, at cost	(1,904)	(1,914)	(1,980)
Accumulated other comprehensive income (loss)	(17)	285	(3)

Key shareholders’ equity	11,117	11,134	10,663
Noncontrolling interests	257	254	270

Total equity	11,374	11,388	10,933

Total liabilities and equity	$91,843	$94,043	$93,287

Common shares outstanding (000)	880,608	880,328	878,535

KeyCorp Reports Fourth Quarter and Full Year 2010 Profit
January 25, 2011

Consolidated Statements of Income
(dollars in millions, except per share amounts)

	Three months ended			Twelve months ended
	12-31-10	9-30-10	12-31-09	12-31-10	12-31-09
Interest income
Loans	$617	$649	$749	$2,653	$3,194
Loans held for sale	4	4	6	17	29
Securities available for sale	170	170	150	644	460
Held-to-maturity securities	—	1	—	2	2
Trading account assets	8	8	12	37	47
Short-term investments	1	1	3	6	12
Other investments	11	11	13	49	51

Total interest income	811	844	933	3,408	3,795

Interest expense
Deposits	124	147	246	671	1,119
Federal funds purchased and securities sold under repurchase agreements	2	1	1	6	5
Bank notes and other short-term borrowings	3	4	3	14	16
Long-term debt	53	52	53	206	275

Total interest expense	182	204	303	897	1,415

Net interest income	629	640	630	2,511	2,380
Provision for loan losses	(97)	94	756	638	3,159

Net interest income (expense) after provision for loan losses	726	546	(126)	1,873	(779)

Noninterest income
Trust and investment services income	108	110	117	444	459
Service charges on deposit accounts	70	75	82	301	330
Operating lease income	42	41	52	173	227
Letter of credit and loan fees	51	61	52	194	180
Corporate-owned life insurance income	42	39	36	137	114
Net securities gains (losses) (a)	12	1	1	14	113
Electronic banking fees	31	30	27	117	105
Gains on leased equipment	6	4	15	20	99
Insurance income	12	15	16	64	68
Net gains (losses) from loan sales	29	18	(5)	76	(1)
Net gains (losses) from principal investing	(6)	18	80	66	(4)
Investment banking and capital markets income (loss)	63	42	(47)	145	(42)
Gain from sale/redemption of Visa Inc. shares	—	—	—	—	105
Gain (loss) related to exchange of common shares for capital securities	—	—	—	—	78
Other income	66	32	43	203	204

Total noninterest income	526	486	469	1,954	2,035

Noninterest expense
Personnel	365	359	400	1,471	1,514
Net occupancy	70	70	67	270	259
Operating lease expense	28	40	50	142	195
Computer processing	45	46	49	185	192
Business services and professional fees	56	41	63	176	184
FDIC assessment	27	27	37	124	177
OREO expense, net	10	4	25	68	97
Equipment	26	24	25	100	96
Marketing	22	21	22	72	72
Provision (credit) for losses on lending-related commitments	(26)	(10)	27	(48)	67
Intangible assets impairment	—	—	—	—	241
Other expense	121	114	106	474	460

Total noninterest expense	744	736	871	3,034	3,554

Income (loss) from continuing operations before income taxes	508	296	(528)	793	(2,298)
Income taxes	172	85	(347)	186	(1,035)

Income (loss) from continuing operations	336	211	(181)	607	(1,263)
Income (loss) from discontinued operations, net of taxes	(13)	15	(7)	(23)	(48)

Net income (loss)	323	226	(188)	584	(1,311)
Less: Net income (loss) attributable to noncontrolling interests	3	7	36	30	24

Net income (loss) attributable to Key	$320	$219	$(224)	$554	$(1,335)

Income (loss) from continuing operations attributable to Key common shareholders	$292	$163	$(258)	$413	$(1,581)
Net income (loss) attributable to Key common shareholders	279	178	(265)	390	(1,629)

Per common share
Income (loss) from continuing operations attributable to Key common shareholders	$.33	$.19	$(.30)	$.47	$(2.27)
Income (loss) from discontinued operations, net of taxes	(.02)	.02	(.01)	(.03)	(.07)
Net income (loss) attributable to Key common shareholders	.32	.20	(.30)	.45	(2.34)

Per common share — assuming dilution
Income (loss) from continuing operations attributable to Key common shareholders	$.33	$.19	$(.30)	$.47	$(2.27)
Income (loss) from discontinued operations, net of taxes	(.02)	.02	(.01)	(.03)	(.07)
Net income (loss) attributable to Key common shareholders	.32	.20	(.30)	.44	(2.34)

Cash dividends declared per common share	$.01	$.01	$.01	$.04	$.0925

Weighted-average common shares outstanding (000)	875,501	874,433	873,268	874,748	697,155
Weighted-average common shares and potential common shares outstanding (000) (b)	900,263	874,433	873,268	878,153	697,155

(a)	For the three months ended December 31, 2010, September 30, 2010 and December 31, 2009, Key did not have any impairment losses related to securities.

(b)	Assumes conversion of stock options and/or Preferred Series A shares, as applicable.

KeyCorp Reports Fourth Quarter and Full Year 2010 Profit
January 25, 2011

Consolidated Average Balance Sheets, and Net Interest Income and Yields/Rates From Continuing Operations
(dollars in millions)

	Fourth Quarter 2010			Third Quarter 2010			Fourth Quarter 2009
	Average			Average			Average
	Balance	Interest(a)	Yield/Rate(a)	Balance	Interest(a)	Yield/Rate(a)	Balance	Interest(a)	Yield/Rate(a)
Assets
Loans: (b), (c)
Commercial, financial and agricultural	$16,562	$189	4.51%	$16,948	$193	4.52%	$19,817	$232	4.63%
Real estate — commercial mortgage	9,514	117	4.89	9,822	122	4.94	10,853	132	4.84
Real estate — construction	2,531	26	4.15	3,165	37	4.58	5,246	62	4.70
Commercial lease financing	6,484	82	5.08	6,587	87	5.25	7,598	97	5.10

Total commercial loans	35,091	414	4.69	36,522	439	4.77	43,514	523	4.77
Real estate — residential mortgage	1,837	25	5.43	1,843	26	5.59	1,781	26	5.80
Home equity:
Key Community Bank	9,583	101	4.16	9,709	102	4.19	10,101	109	4.28
Other	686	13	7.58	732	14	7.61	862	16	7.54

Total home equity loans	10,269	114	4.39	10,441	116	4.43	10,963	125	4.53
Consumer other — Key Community Bank	1,170	30	10.38	1,156	33	11.20	1,185	32	11.06
Consumer other:
Marine	2,295	36	6.30	2,423	38	6.25	2,866	44	6.16
Other	167	3	7.98	181	4	7.95	224	5	7.81

Total consumer other	2,462	39	6.41	2,604	42	6.37	3,090	49	6.28

Total consumer loans	15,738	208	5.27	16,044	217	5.37	17,019	232	5.44

Total loans	50,829	622	4.87	52,566	656	4.95	60,533	755	4.96
Loans held for sale	403	4	3.16	501	4	3.48	618	6	3.35
Securities available for sale (b), (e)	21,257	171	3.27	20,276	170	3.43	15,937	151	3.82
Held-to-maturity securities (b)	17	—	11.92	19	1	11.05	24	—	3.34
Trading account assets	967	8	3.22	1,074	8	3.03	1,315	12	3.72
Short-term investments	2,521	1	.22	1,594	1	.23	3,682	3	.23
Other investments (e)	1,400	11	2.86	1,426	11	3.00	1,465	13	3.21

Total earning assets	77,394	817	4.22	77,456	851	4.39	83,574	940	4.47
Allowance for loan losses	(1,789)			(2,092)			(2,525)
Accrued income and other assets	11,025			11,363			10,785
Discontinued assets — education lending business	6,674			6,762			4,141

Total assets	$93,304			$93,489			$95,975

Liabilities
NOW and money market deposit accounts	$27,047	21	.30	$25,783	23	.35	$24,910	25	.39
Savings deposits	1,873	—	.06	1,885	—	.06	1,801	1	.06
Certificates of deposit ($100,000 or more) (f)	6,341	49	3.05	7,635	61	3.12	11,675	103	3.49
Other time deposits	8,664	53	2.43	9,648	63	2.59	13,753	117	3.39
Deposits in foreign office	1,228	1	.32	958	—	.37	711	—	.31

Total interest-bearing deposits	45,153	124	1.09	45,909	147	1.27	52,850	246	1.84
Federal funds purchased and securities sold under repurchase agreements	2,236	2	.31	2,300	1	.31	1,657	1	.31
Bank notes and other short-term borrowings	480	3	2.77	669	4	2.36	418	3	3.03
Long-term debt (f)	7,525	53	3.02	7,308	52	3.08	8,092	53	2.91

Total interest-bearing liabilities	55,394	182	1.31	56,186	204	1.46	63,017	303	1.94

Noninterest-bearing deposits	16,841			15,949			14,655
Accrued expense and other liabilities	2,965			3,344			3,097
Discontinued liabilities — education lending business (d)	6,674			6,762			4,141

Total liabilities	81,874			82,241			84,910

Equity
Key shareholders’ equity	11,183			10,999			10,843
Noncontrolling interests	247			249			222

Total equity	11,430			11,248			11,065
Total liabilities and equity	$93,304			$93,489			$95,975

Interest rate spread (TE)			2.91%			2.93%			2.53%

Net interest income (TE) and net interest margin (TE)		635	3.31%		647	3.35%		637	3.04%

TE adjustment (b)		6			7			7

Net interest income, GAAP basis		$629			$640			$630

(a)	Results are from continuing operations. Interest excludes the interest associated with the liabilities referred to in (d) below, calculated using a matched funds transfer pricing methodology.

(b)	Interest income on tax-exempt securities and loans has been adjusted to a taxable-equivalent basis using the statutory federal income tax rate of 35%.

(c)	For purposes of these computations, nonaccrual loans are included in average loan balances.

(d)	Discontinued liabilities include the liabilities of the education lending business and the dollar amount of any additional liabilities assumed necessary to support the assets associated with this business.

(e)	Yield is calculated on the basis of amortized cost.

(f)	Rate calculation excludes basis adjustments related to fair value hedges.
TE = Taxable Equivalent, GAAP = U.S. generally accepted accounting principles

KeyCorp Reports Fourth Quarter and Full Year 2010 Profit
January 25, 2011

Consolidated Average Balance Sheets, and Net Interest Income and Yields/Rates From Continuing Operations
(dollars in millions)

	Twelve months ended December 31, 2010			Twelve months ended December 31, 2009
	Average			Average
	Balance	Interest(a)	Yield/Rate(a)	Balance		Interest(a)	Yield/ Rate(a)
Assets
Loans: (b), (c)
Commercial, financial and agricultural	$17,500	$813	4.64%	$23,181		$1,038	4.48%
Real estate — commercial mortgage	10,027	491	4.90	11,310	(d)	557	4.93
Real estate — construction	3,495	149	4.26	6,206	(d)	294	4.74
Commercial lease financing	6,754	352	5.21	8,220		369	4.48

Total commercial loans	37,776	1,805	4.78	48,917		2,258	4.61
Real estate — residential mortgage	1,828	102	5.57	1,764		104	5.91
Home equity:
Key Community Bank	9,773	411	4.20	10,214		445	4.36
Other	751	57	7.59	945		71	7.50

Total home equity loans	10,524	468	4.45	11,159		516	4.63
Consumer other — Key Community Bank	1,158	132	11.44	1,202		127	10.62
Consumer other:
Marine	2,497	155	6.23	3,097		193	6.22
Other	188	15	7.87	247		20	7.93

Total consumer other	2,685	170	6.34	3,344		213	6.35

Total consumer loans	16,195	872	5.39	17,469		960	5.50

Total loans	53,971	2,677	4.96	66,386		3,218	4.85
Loans held for sale	453	17	3.62	650		29	4.37
Securities available for sale (b), (f)	18,800	646	3.50	11,169		462	4.19
Held-to-maturity securities (b)	20	2	10.56	25		2	8.17
Trading account assets	1,068	37	3.47	1,238		47	3.83
Short-term investments	2,684	6	.24	4,149		12	.28
Other investments (f)	1,442	49	3.08	1,478		51	3.11

Total earning assets	78,438	3,434	4.39	85,095		3,821	4.49
Allowance for loan losses	(2,207)			(2,273)
Accrued income and other assets	11,243			12,349
Discontinued assets — education lending business	6,677			4,269

	$94,151			$99,440

Liabilities
NOW and money market deposit accounts	$25,712	91	.35	$24,345		124	.51
Savings deposits	1,867	1	.06	1,787		2	.07
Certificates of deposit ($100,000 or more) (g)	8,486	275	3.24	12,612		462	3.66
Other time deposits	10,545	301	2.86	14,535		529	3.64
Deposits in foreign office	926	3	.34	802		2	.27

Total interest-bearing deposits	47,536	671	1.41	54,081		1,119	2.07
Federal funds purchased and securities sold under repurchase agreements	2,044	6	.31	1,618		5	.31
Bank notes and other short-term borrowings	545	14	2.63	1,907		16	.84
Long-term debt (g)	7,211	206	3.09	9,455		275	3.16

Total interest-bearing liabilities	57,336	897	1.58	67,061		1,415	2.13

Noninterest-bearing deposits	15,856			12,964
Accrued expense and other liabilities	3,131			4,340
Discontinued liabilities — education lending business (e)	6,677			4,269

	83,000			88,634

Equity
Key shareholders’ equity	10,895			10,592
Noncontrolling interests	256			214

Total equity	11,151			10,806

Total liabilities and equity	$94,151			$99,440

Interest rate spread (TE)			2.81%				2.36%

Net interest income (TE) and net interest margin (TE)		2,537	3.26%			2,406	2.83%

TE adjustment (b)		26				26

Net interest income, GAAP basis		$2,511				$2,380

(a)	Results are from continuing operations. Interest excludes the interest associated with the liabilities referred to in (e) below, calculated using a matched funds transfer pricing methodology.

(b)	Interest income on tax-exempt securities and loans has been adjusted to a taxable-equivalent basis using the statutory federal income tax rate of 35%.

(c)	For purposes of these computations, nonaccrual loans are included in average loan balances.

(d)	In late March 2009, Key transferred $1.5 billion of loans from the construction portfolio to the commercial mortgage portfolio in accordance with regulatory guidelines pertaining to the classification of loans that have reached a completed status.

(e)	Discontinued liabilities include the liabilities of the education lending business and the dollar amount of any additional liabilities assumed necessary to support the assets associated with this business.

(f)	Yield is calculated on the basis of amortized cost.

(g)	Rate calculation excludes basis adjustments related to fair value hedges.

TE = Taxable Equivalent, GAAP = U.S. generally accepted accounting principles

KeyCorp Reports Fourth Quarter and Full Year 2010 Profit
January 25, 2011

Noninterest Income
(in millions)

	Three months ended			Twelve months ended
	12-31-10	9-30-10	12-31-09	12-31-10	12-31-09
Trust and investment services income (a)	$108	$110	$117	$444	$459
Service charges on deposit accounts	70	75	82	301	330
Operating lease income	42	41	52	173	227
Letter of credit and loan fees	51	61	52	194	180
Corporate-owned life insurance income	42	39	36	137	114
Net securities gains (losses)	12	1	1	14	113
Electronic banking fees	31	30	27	117	105
Gains on leased equipment	6	4	15	20	99
Insurance income	12	15	16	64	68
Net gains (losses) from loan sales	29	18	(5)	76	(1)
Net gains (losses) from principal investing	(6)	18	80	66	(4)
Investment banking and capital markets income (loss) (a)	63	42	(47)	145	(42)
Gain from sale/redemption of Visa Inc. shares	—	—	—	—	105
Gain (loss) related to exchange of common shares for capital securities	—	—	—	—	78
Other income:
Gain from sale of Key’s claim associated with the Lehman Brothers’ Bankruptcy	—	—	—	—	32
Credit card fees	2	3	2	11	14
Miscellaneous income	64	29	41	192	158

Total other income	66	32	43	203	204

Total noninterest income	$526	$486	$469	$1,954	$2,035

(a)	Additional detail provided in tables below.
Trust and Investment Services Income
(in millions)

	Three months ended			Twelve months ended
	12-31-10	9-30-10	12-31-09	12-31-10	12-31-09
Brokerage commissions and fee income	$32	$33	$31	$134	$151
Personal asset management and custody fees	38	37	37	149	141
Institutional asset management and custody fees	38	40	49	161	167

Total trust and investment services income	$108	$110	$117	$444	$459

Investment Banking and Capital Markets Income (Loss)
(in millions)

	Three months ended			Twelve months ended
	12-31-10	9-30-10	12-31-09	12-31-10	12-31-09
Investment banking income	$33	$38	$29	$112	$83
Income (loss) from other investments	—	2	(66)	6	(103)
Dealer trading and derivatives income (loss)	18	(10)	(21)	(16)	(70)
Foreign exchange income	12	12	11	43	48

Total investment banking and capital markets income (loss)	$63	$42	$(47)	$145	$(42)

KeyCorp Reports Fourth Quarter and Full Year 2010 Profit
January 25, 2011

Noninterest Expense
(dollars in millions)

	Three months ended			Twelve months ended
	12-31-10	9-30-10	12-31-09	12-31-10	12-31-09
Personnel (a)	$365	$359	$400	$1,471	$1,514
Net occupancy	70	70	67	270	259
Operating lease expense	28	40	50	142	195
Computer processing	45	46	49	185	192
Business services and professional fees	56	41	63	176	184
FDIC assessment	27	27	37	124	177
OREO expense, net	10	4	25	68	97
Equipment	26	24	25	100	96
Marketing	22	21	22	72	72
Provision (credit) for losses on lending-related commitments	(26)	(10)	27	(48)	67
Intangible assets impairment	—	—	—	—	241
Other expense:
Postage and delivery	6	9	8	30	33
Franchise and business taxes	9	5	5	27	31
Telecommunications	6	5	6	22	26
Provision for losses on LIHTC guaranteed funds	8	—	—	8	17
Miscellaneous expense	92	95	87	387	353

Total other expense	121	114	106	474	460

Total noninterest expense	$744	$736	$871	$3,034	$3,554

Average full-time equivalent employees (b)	15,424	15,584	15,973	15,610	16,698

(a)	Additional detail provided in table below.

(b)	The number of average full-time equivalent employees has not been adjusted for discontinued operations.
Personnel Expense
(in millions)

	Three months ended			Twelve months ended
	12-31-10	9-30-10	12-31-09	12-31-10	12-31-09
Salaries	$232	$230	$229	$913	$905
Incentive compensation	85	69	76	266	222
Employee benefits	34	45	75	224	303
Stock-based compensation	11	12	15	52	51
Severance	3	3	5	16	33

Total personnel expense	$365	$359	$400	$1,471	$1,514

KeyCorp Reports Fourth Quarter and Full Year 2010 Profit
January 25, 2011

Loan Composition
(dollars in millions)

				Percent change 12-31-10 vs.
	12-31-10	9-30-10	12-31-09	9-30-10	12-31-09
Commercial, financial and agricultural	$16,441	$16,451	$19,248	(.1)%	(14.6)%
Commercial real estate:
Commercial mortgage	9,502	9,673	10,457	(1.8)	(9.1)
Construction	2,106	2,731	4,739	(22.9)	(55.6)

Total commercial real estate loans	11,608	12,404	15,196	(6.4)	(23.6)
Commercial lease financing	6,471	6,583	7,460	(1.7)	(13.3)

Total commercial loans	34,520	35,438	41,904	(2.6)	(17.6)
Real estate — residential mortgage	1,844	1,853	1,796	(.5)	2.7
Home equity:
Key Community Bank	9,514	9,655	10,048	(1.5)	(5.3)
Other	666	707	838	(5.8)	(20.5)

Total home equity loans	10,180	10,362	10,886	(1.8)	(6.5)
Consumer other — Key Community Bank	1,167	1,174	1,181	(.6)	(1.2)
Consumer other:
Marine	2,234	2,355	2,787	(5.1)	(19.8)
Other	162	172	216	(5.8)	(25.0)

Total consumer — indirect loans	2,396	2,527	3,003	(5.2)	(20.2)

Total consumer loans	15,587	15,916	16,866	(2.1)	(7.6)

Total loans (a)	$50,107	$51,354	$58,770	(2.4)%	(14.7)%

Loans Held for Sale Composition
(dollars in millions)

				Percent change 12-31-10 vs.
	12-31-10	9-30-10	12-31-09	9-30-10	12-31-09
Commercial, financial and agricultural	$196	$128	$14	53.1%	N/M
Real estate — commercial mortgage	118	327	171	(63.9)	(31.0)%
Real estate — construction	35	77	92	(54.5)	(62.0)
Commercial lease financing	8	13	27	(38.5)	(70.4)
Real estate — residential mortgage	110	92	139	19.6	(20.9)

Total loans held for sale (b), (c)	$467	$637	$443	(26.7)%	5.4%

(a)	Excluded at December 31, 2010, September 30, 2010, and December 31, 2009, are loans in the amount of $6.5 billion, $6.6 billion, and $3.5 billion, respectively, related to the discontinued operations of the education lending business.

(b)	Excluded at December 31, 2010, September 30, 2010, and December 31, 2009, are loans held for sale in the amount of $15 million, $15 million, and $434 million, respectively, related to the discontinued operations of the education lending business.

(c)	The beginning balance at September 30, 2010 of $637 million increased by new originations in the amount of $1.053 billion and decreased by loan sales of $1.174 billion, and loan payments of $49 million, for an ending balance of $467 million at December 31, 2010.
N/M = Not Meaningful

KeyCorp Reports Fourth Quarter and Full Year 2010 Profit
January 25, 2011

Summary of Loan Loss Experience from Continuing Operations
(dollars in millions)

	Three months ended			Twelve months ended
	12-31-10	9-30-10	12-31-09	12-31-10	12-31-09
Average loans outstanding	$50,829	$52,566	$60,533	$53,971	$66,386

Allowance for loan losses at beginning of period	$1,957	$2,219	$2,485	$2,534	$1,629
Loans charged off:
Commercial, financial and agricultural	104	170	232	565	838

Real estate — commercial mortgage	73	50	166	360	356
Real estate — construction	49	88	187	380	643

Total commercial real estate loans	122	138	353	740	999
Commercial lease financing	20	22	45	88	128

Total commercial loans	246	330	630	1,393	1,965
Real estate — residential mortgage	11	7	9	36	20
Home equity:
Key Community Bank	28	36	28	123	97
Other	13	14	20	62	74

Total home equity loans	41	50	48	185	171
Consumer other — Key Community Bank	16	15	17	64	67
Consumer other:
Marine	25	25	41	129	154
Other	4	3	5	15	19

Total consumer other	29	28	46	144	173

Total consumer loans	97	100	120	429	431

Total loans charged off	343	430	750	1,822	2,396
Recoveries:
Commercial, financial and agricultural	24	34	14	87	52

Real estate — commercial mortgage	21	4	1	30	2
Real estate — construction	21	12	6	44	9

Total commercial real estate loans	42	16	7	74	11
Commercial lease financing	8	6	6	25	22

Total commercial loans	74	56	27	186	85
Real estate — residential mortgage	—	1	1	2	1
Home equity:
Key Community Bank	2	1	1	7	4
Other	—	1	1	3	2

Total home equity loans	2	2	2	10	6
Consumer other — Key Community Bank	2	1	2	7	7
Consumer other:
Marine	8	13	8	43	35
Other	1	—	2	4	5

Total consumer other	9	13	10	47	40

Total consumer loans	13	17	15	66	54

Total recoveries	87	73	42	252	139

Net loan charge-offs	(256)	(357)	(708)	(1,570)	(2,257)
Provision for loan losses	(97)	94	756	638	3,159
Foreign currency translation adjustment	—	1	1	2	3

Allowance for loan losses at end of period	$1,604	$1,957	$2,534	$1,604	$2,534

Liability for credit losses on lending-related commitments at beginning of period	$99	$109	$94	$121	$54
Provision (credit) for losses on lending-related commitments	(26)	(10)	27	(48)	67

Liability for credit losses on lending-related commitments at end of period (a)	$73	$99	$121	$73	$121

Total allowance for credit losses at end of period	$1,677	$2,056	$2,655	$1,677	$2,655

Net loan charge-offs to average loans	2.00%	2.69%	4.64%	2.91%	3.40%
Allowance for loan losses to period-end loans	3.20	3.81	4.31	3.20	4.31
Allowance for credit losses to period-end loans	3.35	4.00	4.52	3.35	4.52
Allowance for loan losses to nonperforming loans	150.19	142.64	115.87	150.19	115.87
Allowance for credit losses to nonperforming loans	157.02	149.85	121.40	157.02	121.40

Discontinued operations — education lending business:
Loans charged off	$34	$26	$37	$129	$147
Recoveries	2	4	1	8	4

Net loan charge-offs	$(32)	$(22)	$(36)	$(121)	$(143)

(a)	Included in “accrued expense and other liabilities” on the balance sheet.

KeyCorp Reports Fourth Quarter and Full Year 2010 Profit
January 25, 2011

Summary of Nonperforming Assets and Past Due Loans From Continuing Operations
(dollars in millions)

	12-31-10	9-30-10	6-30-10	3-31-10	12-31-09
Commercial, financial and agricultural	$242	$335	$489	$558	$586

Real estate — commercial mortgage	255	362	404	579	614
Real estate — construction	241	333	473	607	641

Total commercial real estate loans	496	695	877	1,186	1,255
Commercial lease financing	64	84	83	99	113

Total commercial loans	802	1,114	1,449	1,843	1,954
Real estate — residential mortgage	98	90	77	72	73
Home equity:
Key Community Bank	102	106	112	111	107
Other	18	16	17	18	21

Total home equity loans	120	122	129	129	128
Consumer other — Key Community Bank	4	3	5	4	4
Consumer other:
Marine	42	41	41	16	26
Other	2	2	2	1	2

Total consumer other	44	43	43	17	28

Total consumer loans	266	258	254	222	233

Total nonperforming loans	1,068	1,372	1,703	2,065	2,187

Nonperforming loans held for sale	106	230	221	195	116
OREO	166	221	200	175	191
Allowance for OREO losses	(37)	(58)	(64)	(45)	(23)

OREO, net of allowance	129	163	136	130	168

Other nonperforming assets	35	36	26	38	39

Total nonperforming assets	$1,338	$1,801	$2,086	$2,428	$2,510

Accruing loans past due 90 days or more	$239	$152	$240	$434	$331
Accruing loans past due 30 through 89 days	476	662	610	639	933
Restructured loans — accruing and nonaccruing (a)	297	360	343	323	364
Restructured loans included in nonperforming loans (a)	202	228	213	226	364
Nonperforming assets from discontinued operations — education lending business	40	38	40	43	14
Nonperforming loans to period-end portfolio loans	2.13%	2.67%	3.19%	3.69%	3.72%
Nonperforming assets to period-end portfolio loans plus OREO and other nonperforming assets	2.66	3.48	3.88	4.31	4.25

(a)	Restructured loans (i.e. troubled debt restructurings) are those for which Key, for reasons related to a borrower’s financial difficulties, grants a concession to the borrower that it would not otherwise consider. These concessions are made to improve the collectability of the loan and generally take the form of a reduction of the interest rate, extension of the maturity date or reduction in the principal balance.

KeyCorp Reports Fourth Quarter and Full Year 2010 Profit
January 25, 2011

Summary of Changes in Nonperforming Loans From Continuing Operations
(in millions)

	4Q10	3Q10	2Q10	1Q10	4Q09
Balance at beginning of period	$1,372	$1,703	$2,065	$2,187	$2,290
Loans placed on nonaccrual status	544	691	682	746	1,141
Charge-offs	(343)	(430)	(492)	(557)	(750)
Loans sold	(162)	(92)	(136)	(15)	(70)
Payments	(250)	(200)	(185)	(102)	(237)
Transfers to OREO	(14)	(39)	(66)	(20)	(98)
Transfers to nonperforming loans held for sale	(41)	(163)	(82)	(59)	(23)
Transfers to other nonperforming assets	(3)	(7)	(36)	(3)	(4)
Loans returned to accrual status	(35)	(91)	(47)	(112)	(62)

Balance at end of period	$1,068	$1,372	$1,703	$2,065	$2,187

Summary of Changes in Nonperforming Loans Held For Sale From Continuing Operations
(in millions)

	4Q10	3Q10	2Q10	1Q10	4Q09
Balance at beginning of period	$230	$221	$195	$116	$304
Transfers in	41	162	86	129	71
Net advances / (payments)	(26)	(35)	1	—	3
Loans sold	(139)	(50)	(53)	(38)	(228)
Transfers to OREO	—	(58)	(6)	(6)	—
Valuation adjustments	—	(6)	(2)	(6)	(18)
Loans returned to accrual status / other	—	(4)	—	—	(16)

Balance at end of period	$106	$230	$221	$195	$116

Summary of Changes in Other Real Estate Owned, Net of Allowance, From Continuing Operations
(in millions)

	4Q10	3Q10	2Q10	1Q10	4Q09
Balance at beginning of period	$163	$136	$130	$168	$147
Properties acquired — nonperforming loans	14	97	72	26	98
Valuation adjustments	(9)	(7)	(24)	(28)	(12)
Properties sold	(39)	(63)	(42)	(36)	(65)

Balance at end of period	$129	$163	$136	$130	$168

KeyCorp Reports Fourth Quarter and Full Year 2010 Profit
January 25, 2011

Line of Business Results
(dollars in millions)
Key Community Bank

						Percent change 4Q10 vs.
	4Q10	3Q10	2Q10	1Q10	4Q09	3Q10	4Q09
Summary of operations
Total revenue (TE)	$601	$601	$608	$599	$627	—	(4.1)%
Provision for loan losses	74	75	121	142	230	(1.3)%	(67.8)
Noninterest expense	456	458	451	465	489	(.4)	(6.7)
Net income (loss) attributable to Key	61	57	35	7	(40)	7.0	N/M
Average loans and leases	26,437	26,779	27,218	27,769	28,321	(1.3)	(6.7)
Average deposits	48,143	48,703	50,421	51,459	52,640	(1.1)	(8.5)
Net loan charge-offs	115	129	148	116	148	(10.9)	(22.3)
Net loan charge-offs to average loans	1.73%	1.91%	2.18%	1.69%	2.07%	N/A	N/A
Nonperforming assets at period end	$497	$567	$561	$597	$544	(12.3)	(8.6)
Return on average allocated equity	6.87%	6.26%	3.80%	.76%	(4.42)%	N/A	N/A
Average full-time equivalent employees	8,291	8,306	8,246	8,187	8,227	(.2)	.8

Supplementary information (lines of business)
Regional Banking
Total revenue (TE)	$474	$483	$495	$490	$510	(1.9)%	(7.1)%
Provision for loan losses	77	105	57	115	139	(26.7)	(44.6)
Noninterest expense	411	415	408	420	429	(1.0)	(4.2)
Net income (loss) attributable to Key	8	(9)	31	(16)	(19)	N/M	N/M
Average loans and leases	17,811	18,079	18,405	18,753	19,076	(1.5)	(6.6)
Average deposits	42,390	43,348	45,234	46,197	47,569	(2.2)	(10.9)
Net loan charge-offs	77	89	82	96	82	(13.5)	(6.1)
Net loan charge-offs to average loans	1.72%	1.95%	1.79%	2.08%	1.71%	N/A	N/A
Nonperforming assets at period end	$326	$350	$339	$327	$319	(6.9)	2.2
Return on average allocated equity	1.32%	(1.47)%	5.09%	(2.66)%	(3.24)%	N/A	N/A
Average full-time equivalent employees	7,930	7,953	7,891	7,836	7,877	(.3)	.7

Commercial Banking
Total revenue (TE)	$127	$118	$113	$109	$117	7.6%	8.5%
Provision for loan losses	(3)	(30)	64	27	91	N/M	(103.3)
Noninterest expense	45	43	43	45	60	4.7	(25.0)
Net income (loss) attributable to Key	53	66	4	23	(21)	(19.7)	N/M
Average loans and leases	8,626	8,700	8,813	9,016	9,245	(.9)	(6.7)
Average deposits	5,753	5,355	5,187	5,262	5,071	7.4	13.4
Net loan charge-offs	38	40	66	20	66	(5.0)	(42.4)
Net loan charge-offs to average loans	1.75%	1.82%	3.00%	.90%	2.83%	N/A	N/A
Nonperforming assets at period end	$171	$217	$222	$270	$225	(21.2)	(24.0)
Return on average allocated equity	18.82%	22.04%	1.28%	7.30%	(6.57)%	N/A	N/A
Average full-time equivalent employees	361	353	355	351	350	2.3	3.1

KeyCorp Reports Fourth Quarter and Full Year 2010 Profit
January 25, 2011

Line of Business Results (continued)
(dollars in millions)
Key Corporate Bank

						Percent change 4Q10 vs.
	4Q10	3Q10	2Q10	1Q10	4Q09	3Q10	4Q09
Summary of operations
Total revenue (TE)	$464	$430	$409	$376	$340	7.9%	36.5%
Provision for loan losses	(263)	(25)	99	161	382	N/M	(168.8)
Noninterest expense	249	248	259	268	300	.4	(17.0)
Net income (loss) attributable to Key	302	130	34	(31)	(213)	132.3	N/M
Average loans and leases	18,601	19,534	20,948	22,440	24,011	(4.8)	(22.5)
Average loans held for sale	253	380	381	240	431	(33.4)	(41.3)
Average deposits	12,961	11,779	12,474	12,416	13,257	10.0	(2.2)
Net loan charge-offs	61	122	173	251	411	(50.0)	(85.2)
Net loan charge-offs to average loans	1.30%	2.48%	3.31%	4.54%	6.79%	N/A	N/A
Nonperforming assets at period end	$575	$886	$1,089	$1,285	$1,326	(35.1)	(56.6)
Return on average allocated equity	41.53%	16.65%	4.02%	(3.64)%	(22.83)%	N/A	N/A
Average full-time equivalent employees	2,308	2,353	2,327	2,370	2,400	(1.9)	(3.8)

Supplementary information (lines of business)
Real Estate Capital and Corporate Banking Services
Total revenue (TE)	$179	$175	$176	$144	$92	2.3%	94.6%
Provision for loan losses	(211)	22	77	145	304	N/M	(169.4)
Noninterest expense	93	99	108	116	117	(6.1)	(20.5)
Net income (loss) attributable to Key	187	34	(5)	(72)	(206)	450.0	N/M
Average loans and leases	9,380	10,300	11,465	12,340	13,256	(8.9)	(29.2)
Average loans held for sale	199	202	194	115	228	(1.5)	(12.7)
Average deposits	10,604	9,360	9,811	9,835	10,602	13.3	—
Net loan charge-offs	57	103	142	207	381	(44.7)	(85.0)
Net loan charge-offs to average loans	2.41%	3.97%	4.97%	6.80%	11.40%	N/A	N/A
Nonperforming assets at period end	$442	$719	$867	$1,067	$1,094	(38.5)	(59.6)
Return on average allocated equity	43.16%	7.14%	(.97)%	(14.06)%	(36.12)%	N/A	N/A
Average full-time equivalent employees	1,028	1,039	1,052	1,078	1,093	(1.1)	(5.9)

Equipment Finance
Total revenue (TE)	$66	$63	$61	$61	$66	4.8%	—
Provision for loan losses	(16)	(12)	10	4	65	N/M	(124.6)%
Noninterest expense	50	53	48	45	57	(5.7)	(12.3)
Net income (loss) attributable to Key	20	14	2	8	(35)	42.9	N/M
Average loans and leases	4,656	4,515	4,478	4,574	4,610	3.1	1.0
Average loans held for sale	—	2	16	1	—	(100.0)	N/M
Average deposits	2	5	5	6	7	(60.0)	(71.4)
Net loan charge-offs	7	25	18	18	21	(72.0)	(66.7)
Net loan charge-offs to average loans	.60%	2.20%	1.61%	1.60%	1.81%	N/A	N/A
Nonperforming assets at period end	$68	$86	$106	$111	$122	(20.9)	(44.3)
Return on average allocated equity	23.55%	16.73%	2.25%	8.67%	(37.43)%	N/A	N/A
Average full-time equivalent employees	529	536	549	563	586	(1.3)	(9.7)

Institutional and Capital Markets
Total revenue (TE)	$219	$192	$172	$171	$182	14.1%	20.3%
Provision for loan losses	(36)	(35)	12	12	13	N/M	(376.9)
Noninterest expense	106	96	103	107	126	10.4	(15.9)
Net income (loss) attributable to Key	95	82	37	33	28	15.9	239.3
Average loans and leases	4,565	4,719	5,005	5,526	6,145	(3.3)	(25.7)
Average loans held for sale	54	176	171	124	203	(69.3)	(73.4)
Average deposits	2,355	2,414	2,658	2,575	2,648	(2.4)	(11.1)
Net loan charge-offs	(3)	(6)	13	26	9	N/M	(133.3)
Net loan charge-offs to average loans	(.26)%	(.50)%	1.04%	1.91%	.58%	N/A	N/A
Nonperforming assets at period end	$65	$81	$116	$107	$110	(19.8)	(40.9)
Return on average allocated equity	45.46%	37.18%	15.22%	13.36%	10.41%	N/A	N/A
Average full-time equivalent employees	751	778	726	729	721	(3.5)	4.2

TE = Taxable Equivalent, N/A = Not Applicable, N/M = Not Meaningful